Obalon Announces Further Impacts Related To Covid-19 Crisis and Current Business Environment

SAN DIEGO, CA, May 11, 2020 (GLOBE NEWSWIRE) -- Obalon Therapeutics, Inc. (“Obalon” or the “Company”) (NASDAQ:OBLN), a vertically integrated weight loss solutions company commercializing the first and only FDA-approved swallowable, gas-filled intragastric balloon system for the treatment of obesity, announces changes related to the impacts of the Covid-19 crisis and current business environment on its business, organization and strategic options.

As previously announced, the overall uncertainty, the restriction on elective procedures and the specific directives issued by the Governor of California as a result of Covid-19 have had a significant impact on Obalon’s business. In March, the Company halted sales to new patients in its company-branded retail treatment centers and expansion plans for additional retail centers, which was particularly disappointing as it had generated an average of approximately 30 new patient sales per month at its San Diego center for the three months preceding the Covid-19 crisis. The Company also halted manufacturing operations and has not filled orders to US customers or its international distributor since that time.

Given those impacts and the significant concern about an economic recovery that would allow consumers to feel confident enough to spend on a cash-pay procedure like the Obalon Balloon System, the Company does not currently plan to re-open its retail stores or to re-initiate its expansion plans for additional retail centers. Additionally, the Company does not currently plan to restart manufacturing operations or to ship orders to its US customers or international distributor. As a result, the Company would not expect to report any meaningful revenue during the period beginning with the second quarter of 2020 and through at least the end of 2020.

The Company previously announced that it had engaged Canaccord Genuity as its financial advisor to explore strategic alternatives. To date, the Company has been unable to identify a strategic transaction that the board of directors believes to be in the best interests of the stockholders.

The Company continues to believe the Obalon balloon system can provide significant benefits to patients and value to the healthcare system. As a result, Obalon is taking steps to significantly reduce expenses in an effort to extend its cash runway while it evaluates potential business options and strategic alternatives that may be available when and if the current Covid crisis stabilizes and the economy rebounds. The immediate plans include a voluntary reduction in annual salary for all current executives to $100,000 and the planned transition of Mark Brister, Chief Technical Officer, and Amy VandenBerg, Chief Clinical and Regulatory Officer, to consultants paid on an hourly basis commencing in June 2020. Mr. Plovanic, the current President and Chief Executive Officer, has previously announced his resignation as CEO in June 2020. Andy Rasdal, the current Executive Chairman of the Board, will assume the role of CEO after Mr. Plovanic’s departure. He and Nooshin Hussainy, Chief Financial Officer, plan to remain as full-time employees and have agreed voluntarily to further reduce their annual salaries to $55,000, which is approximately the minimum allowable wage for an exempt employee, in June 2020. Absent a significant change in the economy or the market for the Obalon balloon system, the Company expects to significantly reduce the organization to only essential personnel in June.

The Company anticipates providing more detail on the state of its business and future strategies and plans in connection with the filing of its quarterly report on Form 10-Q for the quarter ended March 31, 2020, which it anticipates filing on or before June 29, 2020.

About Obalon Therapeutics, Inc.
Obalon Therapeutics, Inc. (NASDAQ:OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss. For more information, please visit http://www.obalon.com.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements that are not purely historical regarding Obalon’s or its management’s intentions, beliefs, expectations and strategies for the future, including those related to new products and their potential benefits. All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this release, based on information currently available to Obalon, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward looking statements. The risks and uncertainties that may cause actual results to differ materially from Obalon’s current expectations include those associated with the impact of the COVID-19 pandemic and those described in Obalon’s annual report on Form 10-K for the period ended December 31, 2019 and its other reports, each as filed with the Securities and Exchange Commission. Except as required by law, Obalon assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

For Obalon Therapeutics, Inc.
Investor Contact:
Bill Plovanic
President and Chief Executive Officer
Obalon Therapeutics, Inc.
Office: +1 760 607 5103
wplovanic@obalon.com